                                  EXHIBIT 11

                       CARVER CORPORATION AND SUBSIDIARY
                       COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)
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


                             Three Months Ended          Six Months Ended
                                   June 30,                  June 30,
                              1997         1996         1997         1996
                           -----------  -----------  -----------  -----------
 PRIMARY EARNINGS PER
  SHARE NET LOSS           $ (195,000)  $ (971,000)  $(1,275,000) $(1,356,000)
                           ----------   ----------   -----------  -----------

Weighted average number
  of shares outstanding     3,803,384    3,692,850     3,781,862    3,690,677
Add shares issuable from
 the assumed exercise
 of options or
 conversion of
 preferred stock                *            *             *            *


Add shares issuable from
 the assumed conversion
 of preferred shares            *            *             *            *
                           _________    __________   ___________   __________
Weighted average number
 of shares outstanding,
 as adjusted               3,803,384     3,692,850     3,781,862    3,690,677
                          ----------    ----------   -----------   ----------

LOSS PER COMMON SHARE    $     (0.05)   $    (0.26)  $     (0.34)  $    (0.37)
                          ===========   ==========   ===========   ==========

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*Effect on loss per share is antidilutive

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